EXHIBIT 99.1

Investor Contact:	Teri Miller
(954) 308-8216
terilmiller@spherion.com

Media Contact:	Kip Havel
(800) 422-3819
kiphavel@spherion.com
FOR IMMEDIATE RELEASE
SPHERION UPDATES FOURTH QUARTER 2006 EARNINGS GUIDANCE
AND SCHEDULES CONFERENCE CALL
     FORT LAUDERDALE, Fla., January 16, 2006 — Spherion Corporation (NYSE: SFN) today updated its previously issued revenue and earnings guidance for the fourth quarter of 2006. The Company estimates revenue of approximately $501 million and earnings from continuing operations between $0.16 and $0.18 per share. The updated earnings range includes a benefit of approximately $0.03 per share related to the retroactive approval of the Work Opportunity Tax Credit program and the favorable resolution of certain investment and tax related items. Excluding these items, earnings from continuing operations are expected to be toward the high-end of the Company’s original guidance issued on November 1, 2006.
     Spherion President and Chief Executive Officer Roy Krause commented, “I am pleased with our fourth quarter performance and earnings momentum. Our continued focus on growth in our higher margin services and disciplined expense control are yielding improvements in operating leverage and earnings. While overall revenue growth was modest, we achieved strong revenue growth within our targeted customers, positioning us positively as we head into 2007. Additionally, continued emphasis on working capital management resulted in solid operating cash flow for the fourth quarter and a sequential increase in our cash position at year end.”
     Additionally, the Company will record a tax benefit of $29.7 million or $0.52 per share related to the resolution of certain international tax matters. This item will be reflected in the results of the Company’s discontinued operations.
     Spherion Corporation will release its financial results for the fourth quarter ended December 31, 2006, after market close on January 31, 2007. Management will host a conference call the following morning, February 1, 2007, at 9:00 a.m. eastern time to discuss information contained in the release. The call may be accessed in one of the following ways:
Via the Telephone:
Please dial 1-888-455-3616
The conference call leader is Roy Krause
The passcode is Spherion
Via the Internet:
You may access the call via the Internet through the Company’s Web site: www.spherion.com.

Replay:
A replay of the call will be available one hour after the live call has ended. You may listen to the replay of the call over the Internet through www.spherion.com.
ABOUT SPHERION
     Spherion Corporation (NYSE:SFN) is a leading recruiting and staffing company that provides integrated solutions to meet the evolving needs of companies and job candidates. As an industry pioneer for 60 years, Spherion has screened and placed millions of individuals in temporary, temp-to-hire and full-time jobs. Positions range from administrative and light industrial to a host of professions that include accounting/finance, information technology, engineering, manufacturing, legal, human resources and sales/marketing.
     With approximately 650 locations in the United States and Canada, Spherion delivers innovative workforce solutions that improve business performance. Spherion provides its services to more than 8,000 customers, from Fortune 500 companies to a wide range of small and mid-size organizations. Employing 375,000 people annually through its network, Spherion is one of North America’s largest employers. To learn more, visit www.spherion.com.
     This release contains statements that are forward looking in nature and, accordingly, are subject to risks and uncertainties. Factors that could cause future results to differ from current expectations include risks associated with: Competition — our business operates in highly competitive markets with low barriers to entry; Economic conditions — any significant economic downturn could result in lower revenues or a significant reduction in demand from our customers may result in a material impact on the results of our operations; Corporate strategy — we may not achieve the intended effects of our business strategy; Termination provisions — certain contracts contain termination provisions and pricing risks; Failure to perform — our failure or inability to perform under customer contracts could result in damage to our reputation and give rise to legal claims; Disposition of businesses — the disposition of businesses previously sold, may create contractual liabilities associated with indemnifications provided; Tax filings — regulatory challenges to our tax filing positions could result in additional taxes; Government Regulation - government regulation may increase our costs; International operations — we are subject to business risks associated with our international operations in Canada which could make those operations more costly; Litigation — we may be exposed to employment—related claims and costs and we are a defendant in a variety of litigation and other actions from time to time; Personnel — our business is dependent upon the availability of qualified personnel and we may lose key personnel which could cause our business to suffer; Integrating acquisitions — managing or integrating any future acquisitions may strain our resources; Debt compliance — failure to meet certain covenant requirements under our credit facility could impact part or all of our availability to borrow; and Common stock — the price of our common stock may fluctuate significantly, which may result in losses for our investors. These and additional factors discussed in this release and in Spherion’s filings with the Securities and Exchange Commission could cause the Company’s actual results to differ materially from any projections contained in this release.
     Spherion Corporation prepares its financial statements in accordance with generally accepted accounting principles (GAAP). Adjusted earnings from continuing operations is a non-GAAP financial measure, which excludes certain non-operating related charges and gains. Items excluded from the calculation of adjusted earnings from continuing operations include restructuring and other charges and stock option expense under FAS No. 123R, net of taxes. Adjusted earnings from continuing operations is a key measure used by management to evaluate its operations. Management does not consider the items excluded to be operating costs/gains and therefore, excludes them from the evaluation of the Company’s operating performance. Adjusted earnings from continuing operations should not be considered measures of financial performance in isolation or as an alternative to earnings from continuing operations or net earnings (loss) as determined in the Statement of Earnings in accordance with GAAP, and, as presented, may not be comparable to similarly titled measures of other companies, and therefore this measure has material limitations. Items excluded from adjusted earnings from continuing operations are significant components in understanding and assessing financial performance.